Exhibit 15

Subject: Fundrise Income eREIT 2015 Annual Report

To the Shareholders of Fundrise Real Estate Investment Trust (the Fundrise Income eREIT):

We invented the eREIT in December 2015 with the belief that by combining sound investment principles and a new, technology-driven online distribution model, we could achieve better investment performance.

As of May 16, 2016, we have committed investments of approximately $47,250,000 into 15 properties with a dividend of 10% annualized declared for the second quarter of 2016. We expect to grow this return as we continue to execute our business plan.

Our initial success and projected double-digit dividend helps validate the low-cost, online direct investment model Fundrise pioneered.

The Income eREIT’s investment strategy has been to focus on small-balance commercial loans and mezzanine investments below the radar of major institutional funds, a strategy we believe is particularly effective given the broader conditions for commercial real estate. We believe this strategy is already proving out: the eREIT average investment amount was $3,150,000 and weighted-average LTV or LTC of approximately 79.1%.*

As a Securities & Exchange Commission reporting company, you can expect to receive periodic reporting, including annual reports (on Form 1-K) with audited financial statements, semi-annual reports with interim financial statements (on Form 1-SA), and periodic reports for material events (on Form 1-U).  These reports are available on the SEC's EDGAR website.

On April 26, 2016, we filed our 2015 Annual Report on Form 1-K with the Securities and Exchange Commission, which includes, among other things, the following:

- Description of the Business

- Management’s Discussion and Analysis of Financial Condition and Results of Operations

- 2015 Audited Financial Statements

- Independent Auditor’s Report

We appreciate your trust and support as we continue to grow our business together.

Benjamin S. Miller

CEO & Co-Founder

*A table summarizing the assets we have acquired as of May 13, 2016 is available in our Form 1-U filing made with the Securities and Exchange Commission on May 16, 2016.